Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

SENTI BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Primary Offering of Securities:
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share	457(o)	—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Warrants	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Units	457(o)	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	(1)	457(o)	$300,000,000	—	$300,000,000	0.00015310	$45,930.00
	Total Offering Amounts					$300,000,000		$45,930.00

	Total Fees Previously Paid							—

	Total Fee Offsets							$45,930.00

	Net Fee Due							$45,930.00

(1)
The amount to be registered consists of up to $300,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants and/or units consisting of two or more of these securities in any combination as may be sold from time to time by the registrant. The $300,000,000 of securities registered hereunder includes the shares of common stock that may be offered, issued and sold pursuant to that certain “at-the-market offering” sales agreement by and between the Registrant and Leerink Partners LLC. There is also being registered hereunder such currently indeterminate number of shares of common stock, preferred stock, debt securities, warrants or other securities of the registrant in any combination as may be issued upon the conversion, exchange or exercise of any securities that provide for such issuance. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)
The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)
The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The aggregate public offering price of the securities registered hereunder will not exceed $300,000,000.

(4)
Including such indeterminate amount of common stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.

(5)
Including such indeterminate amount of preferred stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.

(6)	Including such indeterminate principal amount of debt securities as may be issued from time to time at indeterminate prices or upon exercise of warrants registered hereby, as the case may be.
(7)
Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock or preferred stock registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(8)
Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered pursuant to this registration statement, which may or may not be separable from one another. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.